Filed Pursuant to Rule 424(b)(3)
Registration No. 333-126087

KBS REAL ESTATE INVESTMENT TRUST, INC.

SUPPLEMENT NO. 20 DATED MARCH 29, 2007

TO THE PROSPECTUS DATED JANUARY 13, 2006

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust, Inc. dated January 13, 2006, as supplemented by supplement no. 6 dated October 6, 2006, supplement no. 13 dated January 4, 2007 (filed with the SEC on January 9, 2007), supplement no. 14 dated January 17, 2007, supplement no. 15 dated January 23, 2007, supplement no. 16 dated January 24, 2007, supplement no. 17 dated February 8, 2007, supplement no. 18 dated March 12, 2007 and supplement no. 19 dated March 22, 2007. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust, Inc. and, as required by context, KBS Limited Partnership, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering;

•	the acquisition of a $15,000,000 interest in a mezzanine loan;

•	the execution of an agreement to acquire two four-story office buildings containing 170,436 rentable square feet in Sugar Land, Texas;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our annual report on Form 10-K for the year ended December 31, 2006; and

•	our audited financial statements and the notes thereto as of and for the year ended December 31, 2006.

Status of the Offering

We commenced this offering of 280,000,000 shares of common stock on January 27, 2006. As of March 23, 2007, we had accepted aggregate gross offering proceeds of approximately $215.5 million.

Park Central Mezzanine Loan

On March 23, 2007, we purchased, through an indirect wholly owned subsidiary, an interest in a mezzanine loan (the “Park Central Mezzanine Loan”) in the amount of $15,000,000 from Column Financial, Inc., which is not affiliated with us or our advisor. The purchase price of our interest in the Park Central Mezzanine Loan was approximately $15,000,000 plus closing costs. We funded the acquisition with proceeds from this offering.

The Park Central Mezzanine Loan is a $58,000,000 mezzanine loan owned by four noteholders, each with a pari pasu interest. The noteholders are: CPIM Structured Credit Fund 1500 L.P., $10,000,000 (17.2%); CPIM Structured Credit Fund 1000 L.P., $23,000,000 (39.7%); CPIM Structured Credit Fund 20 L.P., $10,000,000 (17.2%); and us, $15,000,000 (25.9%). Neither we nor our advisor are affiliated with any of the other noteholders.

The borrower under the Park Central Mezzanine Loan is W2001 Park Central Hotel Senior Mezz, L.L.C. (the “Borrower”). Neither we nor our advisor are affiliated with the Borrower. The Park Central Mezzanine Loan bears interest at a floating rate of one-month LIBOR plus 448 basis points and has an initial maturity date of November 9, 2008 with three one-year extension options. Prior to the maturity date, the Borrower under the Park Central Mezzanine Loan is required to make monthly interest-only payments to the holders of the mezzanine loan, with the outstanding principal balance being due on the maturity date. The loan is prepayable in full (i) during the first twelve months of the term, upon payment of a spread maintenance fee plus a 1.0% prepayment premium; (ii) during the thirteenth month through the eighteenth month of the term, upon payment of a 1.0% prepayment premium; and (iii) without penalty after the eighteenth month of the term.

The Park Central Mezzanine Loan is being used to refinance existing debt on the Park Central Hotel. The Park Central Hotel is a 934 room, four-star, full-service hotel located in Midtown Manhattan in New York, New York.

There is $407,000,000 of senior financing on the Park Central Hotel. The senior financing is secured by a mortgage on the Park Central Hotel. The senior loan has a maturity date of November 2008 with three one-year extensions.

The Park Central Mezzanine Loan is secured by, among other things, a pledge by the Borrower of its interests in the limited liability company that holds title to the Park Central Hotel. The pledge agreement entered into by the Borrower provides that in the event of default under the Park Central Mezzanine Loan, the holders of the mezzanine loan may exercise their rights and remedies against the Borrower. Under the Park Central Mezzanine Loan Noteholders’ Agreement certain major decisions of the mezzanine lender require the approval of all the holders of the Park Central Mezzanine Loan. If any holder of a minority interest in the Park Central Mezzanine Loan objects to the majority’s decision regarding a major decision, the holders of a majority of the interests may elect to either (i) sell all of their interest in the Park Central Mezzanine Loan to the objecting minority holder or (ii) purchase the objecting minority holder’s interest in the Park Central Mezzanine Loan. The price for the purchase or sale, as applicable, is to be based on the fair market value of the interests being sold. The objecting minority holder may then (i) accept the offer, (ii) make a counter proposal of the price based on an opinion of a qualified broker, or (iii) reject the offer, which would be a withdrawal of its objection to the major decision. If there is an acceptance of the offer or a counter proposal, the majority then has the right to (i) accept the offer at the agreed upon price, (ii) if the minority holder made a counteroffer, accept the offer but elect to have the final price be the average of the original price and the broker’s price, or (iii) withdraw their original offer. With respect to certain “bad boy” acts, amounts outstanding under the Park Central Mezzanine Loan are guaranteed by Whitehall Street Global Real Estate Limited Partnership 2001, an entity with an indirect interest in the Borrower, and Devon (DE) Capital LLC.

Pursuant to an intercreditor agreement, the right to repayment of the holders of the Park Central Mezzanine Loan is subordinate to the right to repayment of the senior lender under the $407,000,000 mortgage loan. The intercreditor agreement provides that in the event of a default under the Park Central Mezzanine Loan, the holders of the Park Central Mezzanine Loan may foreclose on the Borrower’s 100% membership interest in the limited liability company that holds title to the property, subject to the satisfaction of customary transfer provisions set forth in the intercreditor agreement.

Unlike a foreclosure under a deed of trust or mortgage, the foreclosure of a membership interest entitles the foreclosing party (in this case, our indirect wholly owned subsidiary) to take title to an equity interest rather than actually taking title to the real property. Foreclosure on the membership interest in this transaction would allow the holders of the Park Central Mezzanine Loan to take indirect control of the Park Central Hotel, subject to the senior debt related to the property.

Kensington Office Buildings

We have entered into an agreement to acquire two four-story office buildings containing 170,436 rentable square feet (the “Kensington Office Buildings”). On March 15, 2007, our external advisor, KBS Capital Advisors LLC, entered into a purchase and sale agreement with CLPA-Kensington, L.P. On March 22, 2007, the advisor assigned this purchase and sale agreement to us for no consideration. Pursuant to the purchase and sale agreement, we would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with us or our advisor.

The purchase price of the Kensington Office Buildings is $28,000,000 plus closing costs. We would fund the purchase of the Kensington Office Buildings with proceeds from a loan from an unaffiliated lender and with proceeds from this offering. We are currently negotiating the terms of the loan.

The Kensington Office Buildings are located on an approximate 9-acre parcel of land at 1600 and 1650 Highway 6 South in Sugar Land, Texas. The Kensington Office Buildings were completed in 1998 and are 85% leased by thirty-five tenants at March 2007, including Noble Drilling Services, Inc. (12.6%). Noble Drilling Services is one of the largest offshore drilling contractors in the world.

The current aggregate annual base rent for the tenants of the Kensington Office Buildings is approximately $3.0 million. As of March 2007, the current weighted-average remaining lease term for the current tenants of the Kensington Office Buildings is approximately 2.6 years. The Noble Drilling Services lease expires in July 2011 and the average annual rental rate for the Noble Drilling Services lease over the remaining lease term is $21.00 per square foot. Noble Drilling Services has the right, at its option, to terminate its lease effective November 30, 2009 with nine months notice and upon payment of a termination fee. Noble Drilling Services also has the right, at its option, to extend the lease for one additional five-year period.

There can be no assurance that we will complete the acquisition. In some circumstances, if we fail to complete the acquisition, we may forfeit $280,000 of earnest money.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Year Ended December 31, 2006

The following discussion and analysis should be read in conjunction with our accompanying consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006, all included in this supplement. This discussion contains forward-looking statements that can be identified with the use of forward-looking terminology such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ from those described in forward-looking statements. For a discussion of the factors that could cause actual results to differ from those anticipated, see “Risk Factors” in the prospectus, “Risks Related to Real Estate-Related Investments” contained in supplement no. 6 and “Risks Related to an Investment in Us” in supplement no. 13 (filed with the SEC on January 9, 2007).

Overview

We are a Maryland corporation that intends to qualify as a real estate investment trust, or REIT, beginning with the taxable year that ended December 31, 2006. We launched this offering on January 27, 2006. On July 5, 2006, we broke escrow in this offering and then commenced our real estate operations.

Through December 31, 2006, including shares sold through our dividend reinvestment plan, we had sold 11,289,222 shares for gross offering proceeds of $112,430,440. We purchased our first property on July 7, 2006, and of as December 31, 2006, we had acquired two office buildings, one light industrial property, one distribution facility, a corporate research building and a junior mezzanine loan. We are dependent upon the net proceeds from this offering to conduct our proposed operations.

We intend to use the proceeds of this offering to acquire and manage a diverse portfolio of real estate assets composed primarily of office, industrial and retail properties located in large metropolitan areas in the United States. We plan to own substantially all of our assets and conduct our operations through our Operating Partnership, of which we are the sole general partner. We have no paid employees. Our external advisor, KBS Capital Advisors, conducts our operations and manages our portfolio of real estate investments.

In constructing our portfolio, we intend to target approximately 70% core investments, which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover, and approximately 30% real estate-related investments and enhanced-return properties. Though our target portfolio would consist of 30% real estate-related investments and enhanced-return properties, we will not forgo a good investment opportunity because it does not precisely fit our expected portfolio composition. Thus, to the extent that our advisor presents us with good investment opportunities that allow us to meet the REIT requirements under the Code, our portfolio may consist of a greater percentage of enhanced-return properties and real estate-related investments.

Real estate-related investments and enhanced-return properties are higher-yield and higher-risk investments that our advisor will actively manage. The real estate-related investments in which we may invest include: (i) mortgage loans; (ii) equity securities such as common stocks, preferred stocks and convertible preferred securities of real estate companies; (iii) debt securities such as mortgage-backed securities, commercial mortgages, mortgage loan participations and debt securities issued by other real estate companies; and (iv) certain types of illiquid securities, such as mezzanine loans and bridge loans. While we may invest in any of these real estate-related investments, we expect that the substantial majority of these investments will consist of mezzanine loans, commercial mortgage-backed securities and B-Notes as well as collateralized debt obligations. The enhanced-return properties that we will seek to acquire and reposition include: properties with moderate vacancies or near-term lease rollovers; poorly managed and positioned properties; properties owned by distressed sellers; and built-to-suit properties.

At this early stage in our growth, our general and administrative expenses are relatively high compared with our funds from operations and our net assets. Our conflicts committee has determined that the relationship of our general and administrative expenses to our funds from operations and our net assets is justified given the costs of operating a public company and the early stage of our operations.

Liquidity and Capital Resources

We broke escrow in this offering on July 5, 2006 and then commenced real estate operations with the acquisition of our first real estate investment on July 7, 2006. Our principal demand for funds during the short and long-term is and will be for the acquisition of properties, loans and other real estate-related investments, the payment of operating expenses and distributions to stockholders.

Net cash flows from financing activities for the year ended December 31, 2006 were $276,646,371 consisting primarily of net offering proceeds of $97,682,283 (after payment of selling commissions, dealer manager fees and other organization and offering expenses of $14,748,157) and $179,750,000 of notes payable. Between July 7, 2006 (the date we commenced real estate operations) and December 31, 2006, we incurred aggregate borrowings related to the purchase of real estate and real estate-related investments of $200,683,880. As of December 31, 2006, we had repaid $20,933,880 of these borrowings. With capital from our financing activities, we invested approximately $228,418,000 in real estate investments, including acquisition fees and closing costs of $3,432,291. Primarily from the operation of our real estate investments and interest income from our investment in a mezzanine loan, net cash provided by operating activities was $325,503. We paid distributions to stockholders of $704,707 for the year ended December 31, 2006. The excess cash generated from financing activities (net of cash used in investing activities and net cash provided by operating activities) of $48,554,043 is expected to be used to reduce notes payable, pay liabilities or to make additional real estate investments.

As of December 31, 2006, our liabilities totaled $189,190,037 and consisted primarily of long-term notes payable with a maturity of longer than one year of $168,950,000 and short-term notes payable of $10,800,000. Long-term notes payable consisted of $137,950,000 of fixed-rate, term mortgage loans with a weighted-average interest rate of 5.8532% and $31,000,000 of variable-rate mezzanine loans with a weighted-average interest rate of 6.8279% at December 31, 2006. These financings are described below under “—Contractual Commitments and Contingencies.”

We expect to continue to use debt to acquire properties and other real estate-related investments. Once we have fully invested the proceeds of this offering, we expect our debt financing to be approximately 50% of the cost of our real estate investments (before deducting depreciation or other non-cash reserves) plus the value of our other assets. Our charter limits our borrowings to 75% of the cost (before deducting depreciation or other non-cash reserves) of all our assets; however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. Due to borrowings described below under “—Contractual Commitments and Contingencies,” we exceeded our charter limitation on borrowing during the third and fourth quarters of 2006. The conflicts committee approved each of these borrowings. In each case, the conflicts committee determined that the excess leverage was justified for the following reasons:

•	the borrowings enabled us to purchase the assets and earn rental and interest income more quickly;

•

the acquisitions are likely to increase the net offering proceeds from this offering, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital; and

•	our prospectus disclosed the likelihood that we would exceed our charter’s leverage guidelines during the early stages of this offering.

We expect to continue to generate capital from this offering and to utilize indebtedness to assist in the funding for and timing of our acquisitions. We are dependent upon the net proceeds from this offering to conduct our operations. We will obtain the capital required to purchase properties and conduct our operations from the proceeds of this offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and the dealer manager. During our organization and offering stage, these payments will include payments to the dealer manager for selling commissions and the dealer manager fee and payments to the dealer manager, our advisor and their affiliates for reimbursement of certain organization and offering expenses. However, our advisor has agreed to reimburse us to the extent that selling commissions, the dealer manager fee and other organization and offering expenses incurred by us exceed 15% of our gross offering proceeds. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and purchase of real estate investments, the management of our assets and costs incurred by our advisor in providing services to us.

We intend to elect to be taxed as a REIT and to operate as a REIT beginning with our taxable year ended December 31, 2006. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to pay distributions on a monthly basis. We have not established a minimum distribution level.

Contractual Commitments and Contingencies

The following is a summary of our contractual obligations as of December 31, 2006:

		Payments Due During the Years Ending December 31,
Contractual Obligations	Total	2007	2008-2009	2010-2011	Thereafter
Outstanding debt obligations(1)	$179,750,000	$10,800,000	$8,700,000	$24,050,000	$136,200,000
Purchase obligations(2)	$48,140,000	$48,140,000	—	—	—

(1) Amounts include principal payments only. We incurred interest expense of $2,826,065 during the year ending December 31, 2006 and expect to incur interest in future periods on outstanding debt obligations based on the rates and terms disclosed below.

(2) On December 21, 2006, we entered into a purchase and sale agreement to acquire a 248,832 rentable square foot property in Cary, North Carolina for $48,140,000. We purchased that property on January 31, 2007.

Our outstanding debt obligations as of December 31, 2006 were as follows:

Debt Obligation	Principal	Effective Interest Rate for Period	Fixed/ Variable Interest Rate	Maturity(1)	Percentage of Total Indebtedness
Sabal Pavilion Building – Mortgage Loan	$14,700,000	6.3800%	Fixed	August 1, 2036	8.18%
Plaza in Clayton – Mortgage Loan	62,200,000	5.8990%	Fixed	October 6, 2016	34.60%
Plaza in Clayton – Mezzanine Loan(2)	22,300,000	6.8310%	Variable	October 6, 2016	12.41%
Southpark Commerce Center II Buildings – Mortgage Loan	18,000,000	5.6725%	Fixed	December 6, 2016	10.01%

Debt Obligation	Principal	Effective Interest Rate for Period	Fixed/ Variable Interest Rate	Maturity(1)	Percentage of Total Indebtedness
Southpark Commerce Center II Buildings – Mezzanine Loan(3)	5,200,000	6.8330%	Variable	December 6, 2007	2.89%
825 University Avenue Building – Mortgage Loan	19,000,000	5.5910%	Fixed	December 6, 2013	10.57%
825 University Avenue Building – Mezzanine Loan(3)	5,600,000	6.8280%	Variable	December 6, 2007	3.12%
Midland Industrial Buildings – Mortgage Loan	24,050,000	5.7550%	Fixed	January 6, 2011	13.38%
Midland Industrial Buildings – Mezzanine Loan(4)	8,700,000	6.8280%	Variable	January 8, 2008	4.84%

	$179,750,000				100.00%

(1)	Represents initial maturity date; subject to certain conditions, the maturity dates of some loans may be extended.
(2)	On January 22, 2007, we paid off the principal and interest outstanding under the loan.
(3)	On February 6, 2007, we paid off the principal and interest outstanding on these loans.
(4)	On February 5, 2007, we made a $7,000,000 principal paydown on the loan.

In addition to the contractual obligations set forth above, at December 31, 2006, we have contingent liability with respect to advances to us from our advisor in the amount of $900,000 for payment of distributions and to cover expenses, excluding depreciation and amortization, in excess of our revenues. We are only obligated to reimburse the advisor for these advances if and to the extent that our cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the advisor. We also have contingent liability with respect to the deferral of asset management fees payable to our advisor in the amount of $369,328 at December 31, 2006. Our advisor has agreed to defer its asset management fee, without interest, for the months of July, August, September, October, November and December 2006. Although pursuant to the advisory agreement, the advisor may demand payment of deferred asset management fees at any time, the advisor does not intend to request payment of deferred asset management fees until our cumulative funds from operations for the period commencing January 1, 2006 plus the amount of the advance from the advisor through the date of payment of the deferred asset management fees exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such payment. In addition, the advisor intends to continue to defer its asset management fee until such time as the cumulative amount of our funds from operations for the period commencing January 1, 2006 plus the amount of the advance from the advisor exceed the cumulative amount of distributions declared and currently payable to our stockholders. In addition, we have a contingent liability to our advisor for $136,347 of offering costs paid by our advisor but not yet reimbursed as of December 31, 2006.

Results of Operations

Our results of operations for the year ended December 31, 2006 are not indicative of those expected in future periods as we broke escrow in this offering on July 5, 2006 and then commenced real estate operations on July 7, 2006 in connection with our first investment. During the period from inception (June 13, 2005) to December 31, 2005, we had been formed but had not yet commenced this offering or real estate operations. As a result, we had no material results of operations for that period. The SEC declared the registration statement for this offering effective on January 13, 2006, and we launched this offering on January 27, 2006, upon retaining KBS Capital Markets Group LLC, an affiliate of our advisor, to serve as the dealer manager of the offering.

As of December 31, 2006, we had acquired two office buildings, one light industrial property, one distribution facility, a corporate research building and a junior mezzanine loan for an aggregate purchase price of approximately $224,780,510, plus closing costs. We funded the acquisition of these investments with a combination of debt and proceeds from this offering. We expect that rental income, tenant reimbursements, depreciation expense, amortization expense, operating expenses, interest income from our investment in the mezzanine loan, asset management fees and net income will each increase in future periods as a result of owning the assets acquired during the third and fourth quarters of 2006 for an entire period and as a result of anticipated future acquisitions of real estate assets.

Rental income for the five properties totaled $4,336,551 and tenant reimbursements totaled $524,363 for the year ended December 31, 2006. Property operating costs were $1,080,411 for the year ended December 31, 2006. Depreciation expense for the year ended December 31, 2006 was $2,537,680, and real estate and other property-related taxes were $786,490. We acquired two of our properties during the third quarter, on July 7, 2006 and September 27, 2006, and three of our properties during the fourth quarter, on November 21, 2006, December 5, 2006 and December 22, 2006. As a result, our financial statements do not reflect a full period of operations for these properties.

Interest income from real estate loan receivable for the year ended December 31, 2006 was $776,553 and consisted primarily of interest income from the junior mezzanine loan we acquired on July 18, 2006.

Parking revenues and other operating income for the year ended December 31, 2006 was $280,289 and related primarily to $274,861 of parking revenues from the Plaza in Clayton. The Plaza in Clayton was acquired September 27, 2006. As a result, our financial statements do not reflect a full period of operations for this property.

Asset management fees incurred and payable to our advisor with respect to real estate investments totaled $369,328 for the year December 31, 2006 but have been deferred by our advisor without interest. Although pursuant to the advisory agreement, the advisor may demand payment of deferred asset management fees at any time, the advisor does not intend to request payment of deferred asset management fees until our cumulative funds from operations for the period commencing January 1, 2006 plus the amount of the advance from the advisor through the date of payment of the deferred asset management fees exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such payment. In addition, the advisor intends to continue to defer its asset management fee until such time as the cumulative amount of our funds from operations for the period commencing January 1, 2006 plus the amount of the advance from the advisor exceed the cumulative amount of distributions declared and currently payable to our stockholders.

General and administrative expenses for the year ended December 31, 2006 totaled $1,218,611. These general and administrative costs consisted primarily of insurance premiums, independent director fees and professional fees. We expect general and administrative costs to increase in the future based on a full year of real estate operations, as well as increased activity as we make real estate investments, but to decrease as a percentage of total revenue.

Interest income and other revenues for the year ended December 31, 2006 were $329,914 and related primarily to $308,667 of interest income earned on cash from offering proceeds being held throughout the year prior to their investment in real estate or real estate-related investments.

We financed the acquisition of our initial six investments substantially with debt. See above “—Contractual Commitments and Contingencies.” During the year ended December 31, 2006, we incurred interest expense of $2,826,065 related to our use of this debt. Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the amount of proceeds raised in this offering, the cost of borrowings and the opportunity to acquire real estate assets meeting our investment objectives.

For the year ended December 31, 2006, we had a net loss of $2,570,915 due primarily to general and administrative costs, depreciation and amortization, and interest expense.

Our organization and offering costs (other than selling commissions and the dealer manager fee) are initially being paid by our advisor, the dealer manager and their affiliates on our behalf. These other organization and offering costs include all expenses to be paid by us in connection with this offering, including but not limited to (i) legal, accounting, printing, mailing and filing fees; (ii) charges of the escrow holder; (iii) reimbursement of the dealer manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; (iv) reimbursement to the advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials; (v) the cost of educational conferences held by us (including the travel, meal and lodging costs of registered representatives of broker-dealers); and (vi) reimbursement to the dealer manager for travel, meals, lodging and attendance fees incurred by employees of the dealer manager to attend retail seminars conducted by broker-dealers. Pursuant to the advisory agreement and the dealer manager agreement, we are obligated to reimburse the advisor, the dealer manager or their affiliates, as applicable, for organization and offering costs associated with this offering, provided that the advisor is obligated to reimburse us to the extent selling commissions, the dealer manager fee and other organization and offering costs exceed 15% of our gross offering proceeds. Our advisor and its affiliates have incurred on our behalf organization and offering costs (excluding selling commissions and the dealer manager fee) of $4,506,954 through December 31, 2006. Such costs are only a liability to us to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds of the offering. Through December 31, 2006, including shares sold through our dividend reinvestment plan, we had sold 11,289,222 shares for gross offering proceeds of $112,430,440 and recorded organization and offering costs of $4,506,954 and selling commissions and dealer manager fees of $10,241,203.

Funds From Operations

We believe that funds from operations (“FFO”) is a beneficial indicator of the performance of any equity REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with U.S. generally accepted accounting principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictability over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition or may interpret the current NAREIT definition differently than we do.

FFO is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO includes adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Accordingly, FFO should not be considered as an alternative to net income as an indicator of our operating performance.

Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table for the three months and the year ended December 31, 2006:

	For the Three Months Ended December 31, 2006	For the Year Ended December 31, 2006
Net loss	$(1,578,583)	$(2,570,915)
Add:
Depreciation of real estate assets	1,248,672	1,441,126
Amortization of lease-related costs	893,770	1,096,554

FFO	$563,859	$(33,235)

Weighted-average shares outstanding, basic and diluted	6,220,631	1,876,583

Critical Accounting Policies

Below is a discussion of the accounting policies that management considers critical in that they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Real Estate Assets

We have to make subjective assessments as to the useful lives of our depreciable assets. These assessments have a direct impact on our net income, because, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis throughout the expected useful lives of these investments. We consider the period of future benefit of an asset to determine its appropriate useful life. We anticipate the estimated useful lives of our assets by class to be as follows:

Buildings	25 - 40 years
Building improvements	10 - 25 years
Land improvements	20 - 25 years
Tenant improvements	Shorter of lease term or expected useful life

Real Estate Purchase Price Allocation

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 Business Combinations, we record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a market period equal to the remaining non-cancelable term of the lease. We amortize any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases, which range from one month to ten years.

We measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.

We also consider information obtained about each property as a result of our preacquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

We amortize the value of in-place leases to expense over the initial term of the respective leases. The value of customer relationship intangibles are amortized to expense over the initial term and any renewal periods in the respective leases, but in no event do the amortization periods for the intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense in that period.

Estimates of the fair values of the tangible and intangible assets require us to estimate market lease rates, property operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property is held for investment. The use of inappropriate estimates would result in an incorrect assessment of our purchase price allocation, which would impact the amount of our net income.

Valuation of Real Estate Assets

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, we assess the recoverability of the assets by estimating whether we will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. If based on this analysis we do not believe that we will be able to recover the carrying value of the asset, we record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the asset as defined by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We did not record any impairment losses during the year ended December 31, 2006. We had no real estate assets as of December 31, 2005.

Projections of future cash flows require us to estimate the expected future operating income and expenses related to an asset as well as market and other trends. The use of inappropriate assumptions in our future cash flows analyses would result in an incorrect assessment of our assets’ future cash flows and fair values and could result in the overstatement of the carrying values of our real estate assets and an overstatement of our net income.

Real Estate Loan Receivable

The real estate loan receivable is recorded at cost and reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that we will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, is measured by comparing the recorded amount of the loan to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, we would record a reserve for loan losses through a charge to income for any shortfall. Failure to recognize impairment would result in the overstatement of the carrying values of our real estate loan receivable and an overstatement of our net income. We recorded no impairment losses during the year ended December 31, 2006. We had no real estate loan receivable as of December 31, 2005.

Revenue Recognition

We recognize minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease and amounts expected to be received in later years are recorded as deferred rent. We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs in the period the related expenses are incurred.

We make estimates of the collectibility of our tenant receivables related to base rents, including straight-line rentals, expense reimbursements and other revenue or income. We specifically analyze accounts receivable and analyze historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. These estimates have a direct impact on our net income because a higher bad debt reserve results in less net income.

We recognize gains on sales of real estate pursuant to the provisions of SFAS No. 66 Accounting for Sales of Real Estate (“SFAS 66”). The specific timing of a sale is measured against various criteria in SFAS 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the criteria for profit recognition under the full-accrual method are not met, we defer gain recognition and account for the continued operations of the property by applying the deposit, installment or cost recovery methods, as appropriate, until the appropriate criteria are met.

Interest income from loan receivable is recognized based on the contractual terms of the debt instrument. Fees related to any buydown of interest rate are deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income. Closing costs related to the purchase of the loan receivable are amortized over the term of the loan and accreted as an adjustment against interest income.

Income Taxes

We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our taxable year ending December 31, 2006. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on income that we distribute to stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

We have elected to treat KBS REIT Holdings, our wholly owned subsidiary, as a taxable REIT subsidiary, and KBS REIT Holdings will be subject to federal income tax at regular corporate income tax rates. KBS REIT Holdings is the sole limited partner of the Operating Partnership and owns a 1% ownership interest in the Operating Partnership. As a result, KBS REIT Holdings will be taxed on income allocable to it from the Operating Partnership in respect of its limited partnership interest.

Experts

The consolidated balance sheets of KBS Real Estate Investment Trust, Inc. as of December 31, 2006 and 2005, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006 and the accompanying financial statement schedule appearing in this supplement and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

KBS Real Estate Investment Trust, Inc.

We have audited the accompanying consolidated balance sheets of KBS Real Estate Investment Trust, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006. Our audit also included the financial statement schedule in Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KBS Real Estate Investment Trust, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

Irvine, California

March 27, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2006 and 2005

	2006	2005
Assets
Real estate:
Land	$18,343,671	$—
Buildings and improvements, less accumulated depreciation of $1,441,126 as of December 31, 2006	178,136,313	—
Tenant origination and absorption costs, less accumulated amortization of $1,096,554 as of December 31, 2006	17,648,510	—

Total real estate, net	214,128,494	—
Real estate loan receivable	13,797,714	—

Total real estate investments, net	227,926,208	—
Cash and cash equivalents	48,754,043	200,000
Rents and other receivables	751,583	—
Above-market leases, net of accumulated amortization of $66,100 as of December 31, 2006	3,140,699	—
Deferred financing costs, prepaid and other assets	2,642,531	—

Total assets	$283,215,064	$200,000

Liabilities and stockholders’ equity
Notes payable	$179,750,000	$—
Accounts payable and accrued liabilities	2,420,363	—
Due to affiliates	1,403,876	—
Below-market leases, net of accumulated amortization of $258,438 as of December 31, 2006	4,994,418	—
Other liabilities	621,380	—

Total liabilities	189,190,037	—

Commitments and contingencies (Note 14)
Redeemable common stock	368,795	—
Stockholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 1,000,000,000 shares authorized, 11,309,222 and 20,000 shares issued and outstanding as of December 31, 2006 and 2005, respectively	113,092	200
Additional paid-in capital	97,400,396	199,800
Cumulative distributions and net loss	(3,857,256)	—

Total stockholders’ equity	93,656,232	200,000

Total liabilities and stockholders’ equity	$283,215,064	$200,000

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006

Revenues:
Rental income	$4,336,551
Tenant reimbursements	524,363
Interest income from real estate loan receivable	776,553
Parking revenues and other operating income	280,289

Total revenues	5,917,756

Operating expenses:
Operating, maintenance, and management	1,080,411
Real estate and other property-related taxes	786,490
Asset management fees to affiliate	369,328
General and administrative expenses	1,218,611
Depreciation and amortization	2,537,680

Total operating expenses	5,992,520

Operating loss	(74,764)

Other income (expenses):
Interest expense	(2,826,065)
Interest income and other revenues	329,914

Total other income (expenses), net	(2,496,151)

Net loss	$(2,570,915)

Loss per common share, basic and diluted	$(1.37)

Weighted-average number of common shares outstanding	1,876,583

Distributions declared per common share	$0.32

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Year Ended December 31, 2006

	Common Stock		Additional Paid-in Capital	Cumulative Distributions and Net Losses	Total
	Shares	Amount
Balance, December 31, 2005	20,000	$200	$199,800	$—	$200,000
Issuance of common stock	11,289,222	112,892	112,317,548	—	112,430,440
Redeemable common stock	—	—	(368,795)	—	(368,795)
Distributions declared	—	—	—	(1,286,341)	(1,286,341)
Commissions and dealer-manager fees	—	—	(10,241,203)	—	(10,241,203)
Other offering costs	—	—	(4,506,954)	—	(4,506,954)
Net loss	—	—	—	(2,570,915)	(2,570,915)

Balance, December 31, 2006	11,309,222	$113,092	$97,400,396	$(3,857,256)	$93,656,232

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2006

Cash Flows from Operating Activities:
Net loss	$(2,570,915)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred rent	(101,276)
Depreciation and amortization	2,537,680
Amortization of deferred financing costs	178,435
Amortization of above- and below-market leases, net	(192,338)
Changes in operating assets and liabilities:
Rents and other receivables	(650,306)
Deferred financing costs, prepaid and other assets	(1,703,415)
Accounts payable and accrued liabilities	1,838,729
Due to affiliate	367,529
Other liabilities	621,380

Net cash provided by operating activities	325,503

Cash Flows from Investing Activities:
Purchase of real estate loan receivable	(12,949,510)
Advances on real estate loan receivable	(848,204)
Purchases of real estate	(214,470,956)
Additions to real estate	(149,161)

Net cash used in investing activities	(228,417,831)

Cash Flows from Financing Activities:
Distributions paid	(704,707)
Proceeds from notes payable	184,648,000
Payments on notes payable	(4,898,000)
Proceeds from repurchase agreement	7,588,743
Payments on repurchase agreement	(7,588,743)
Proceeds from note payable to affiliate	8,447,137
Payments on note payable to affiliate	(8,447,137)
Advances from affiliates	1,036,347
Payments of deferred financing costs	(1,117,552)
Proceeds from issuance of common stock	112,430,440
Payments of commissions on stock sales and related dealer manager fees	(10,241,203)
Payments of other offering costs	(4,506,954)

Net cash provided by financing activities	276,646,371

Net increase in cash and cash equivalents	48,554,043
Cash and cash equivalents, beginning of period	200,000

Cash and cash equivalents, end of period	$48,754,043

Supplemental Disclosure of Cash Flow Information
Interest paid	$1,987,059

Supplemental Disclosure of Non-Cash Transactions
Distributions declared and unpaid	$581,634

Above-market leases from purchases of real estate	$(3,206,799)

Below-market leases from purchases of real estate	$5,252,856

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

1. ORGANIZATION

KBS Realty Corporation was formed on June 13, 2005 as a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) beginning with the taxable year that ended December 31, 2006. On June 15, 2005, KBS Realty Corporation and KBS Real Estate Investment Trust, Inc., a Maryland corporation (“KBS REIT”), filed Articles of Merger (the “Articles of Merger”) with the State of Maryland. Pursuant to the Articles of Merger, KBS REIT was merged into KBS Realty Corporation with KBS Realty Corporation surviving the merger, and KBS Realty Corporation’s name was changed to KBS Real Estate Investment Trust, Inc. (the “Company”).

Prior to the merger, KBS Capital Advisors LLC (the “Advisor”) owned 20,000 shares of common stock of KBS REIT, which were all of the outstanding shares of KBS REIT. Pursuant to the Articles of Merger, the Advisor’s 20,000 shares in KBS REIT were converted on a one-for-one basis into shares of common stock of the Company. As of December 31, 2006, the Advisor owned 20,000 shares of the Company’s common stock.

As a result of the merger, the Company succeeded, without other transfer, to all of the rights and assets of KBS REIT. The Company also became subject to all of the debts and liabilities of KBS REIT in the same manner as if the Company itself had incurred those debts and liabilities. As of June 15, 2005, the effective date of the merger, the Company directly owned all of the interests in KBS REIT Holdings LLC, a Delaware limited liability company (“KBS REIT Holdings”). Also as of June 15, 2005, the Company became the sole general partner of and directly owned a 0.1% partnership interest in KBS Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). KBS REIT Holdings owned the remaining 99.9% partnership interest in the Operating Partnership and was the sole limited partner of the Operating Partnership.

In connection with securing financing for a property acquisition, on June 29, 2006, KBS REIT Holdings transferred the majority of its partnership interests in the Operating Partnership to the Company. As a result of the transfer, KBS REIT Holdings retained a 1% partnership interest in the Operating Partnership and remained the sole limited partner of the Operating Partnership, and the Company, as sole general partner, became the direct owner of the remaining 99% partnership interest in the Operating Partnership. On July 5, 2006, the Company elected to treat KBS REIT Holdings as a taxable REIT subsidiary. The Company anticipates that it will conduct substantially all of its operations through the Operating Partnership.

The Company expects to invest in a diverse portfolio of real estate assets. The primary type of properties the Company may invest in include office, industrial and retail properties located throughout the United States. All such real estate assets may be acquired directly by the Company or the Operating Partnership, though the Company may invest in other entities that make similar investments. The Company also intends to make investments in mortgage loans and other real estate-related assets, including mezzanine debt, mortgage-backed securities and other similar structured finance investments. As of December 31, 2006, the Company, through wholly owned subsidiaries, owned two office buildings, one light industrial property, one corporate research building, one distribution facility and one junior mezzanine loan. See Note 3, “Real Estate,” and Note 5, “Real Estate Loan Receivable.”

Subject to certain restrictions and limitations, the business of the Company is managed by the Advisor pursuant to an Advisory Agreement with the Company (the “Advisory Agreement”) in effect through November 8, 2007. The Advisory Agreement may be renewed for an unlimited number of one-year periods upon the mutual consent of the Advisor and the Company. Either party may terminate the Advisory Agreement upon 60 days’ written notice.

On June 23, 2005, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a minimum of 250,000 shares (the “Minimum Number of Shares”) and a maximum of 280,000,000 shares of common stock for sale to the public (the “Offering”), of which 80,000,000 shares would be offered pursuant to the Company’s dividend reinvestment plan. The SEC declared the Company’s registration statement effective on January 13, 2006 and the Company launched the Offering on January 27, 2006,

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

1. ORGANIZATION (CONTINUED)

upon retaining KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Advisor, to serve as the dealer manager of the Offering. The Dealer Manager is responsible for marketing the Company’s shares in the Offering. The Company intends to use substantially all of the net proceeds from the Offering to invest in a diverse portfolio of real estate assets as described above. Through December 31, 2006, including shares sold through the Company’s dividend reinvestment plan, the Company had sold 11,289,222 shares for gross offering proceeds of $112,430,440.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company, KBS REIT Holdings and the Operating Partnership. All significant intercompany balances and transactions are eliminated in consolidation. The financial statements of KBS REIT Holdings and the Operating Partnership are prepared using accounting policies consistent with those of the Company. The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Real Estate Assets

Depreciation

Real estate costs related to the acquisition, development, construction and improvement of properties are capitalized. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Land improvements	20-25 years
Tenants improvements	Shorter of lease term or expected useful life

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Real Estate Assets (Continued)

Real Estate Purchase Price Allocation

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 Business Combinations, the Company records above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a market period equal to the remaining non-cancelable term of the lease. The Company amortizes any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases, which range from one month to ten years.

The Company measures the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.

The Company also considers information obtained about each property as a result of its preacquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

The Company amortizes the value of in-place leases to expense over the initial term of the respective leases, which range from one month to ten years. The value of customer relationship intangibles are amortized to expense over the initial term and any renewal periods in the respective leases, but in no event do the amortization periods for the intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense in that period.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Real Estate Assets (Continued)

Impairment of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, the Company assesses the recoverability of the assets by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. If based on this analysis the Company does not believe that it will be able to recover the carrying value of the asset, the Company records an impairment loss to the extent that the carrying value exceeds the estimated fair value of the asset as defined by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. There were no impairment losses recorded by the Company during the year ended December 31, 2006.

Real Estate Loan Receivable

The real estate loan receivable is recorded at cost and reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that the Company will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, is measured by comparing the recorded amount of the loan receivable to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, the Company would record a reserve for loan losses through a charge to income for any shortfall. There were no impairment losses recorded by the Company during the year ended December 31, 2006.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximate fair value. The Company’s account balance exceeds federally insurable limits. The Company mitigates this risk by depositing funds with a major financial institution. There are no restrictions on the use of the Company’s cash as of December 31, 2006.

Rents and Other Receivables

The Company periodically evaluates the collectibility of amounts due from tenants, when deemed necessary, and maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. The Company maintains an allowance for deferred rent receivable that arises from the straight-lining of rents when deemed necessary. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of its tenants in developing these estimates.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Deferred Financing Costs

Deferred financing costs represent commitment fees, legal and other third party costs associated with obtaining commitments for financing which result in a closing of such financing. These costs are amortized over the terms of the respective agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions, which do not close, are expensed in the period in which it is determined that the financing will not close.

Fair Value of Financial Instruments

Disclosure about the fair value of financial instruments is based on pertinent information available to management as of December 31, 2006. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could obtain on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

As of December 31, 2006, the carrying amounts of the Company’s cash and cash equivalents, rent and other receivables, accounts payable and accrued liabilities approximate fair value due to their short-term maturities. The carrying amounts of the Company’s fixed and variable-rate notes payable approximate fair value since interest rates on these instruments are equivalent to the rates currently offered to the Company.

For the real estate loan receivable, the Company estimates fair value by using a discounted cash flow analysis based on borrowing rates for similar types of borrowing arrangements. The following table sets forth the carrying value and the fair value of the real estate loan receivable as of December 31, 2006:

	Carrying Value	Fair Value
Tribeca Mezzanine Loan	$13,797,714	$14,170,000

Redeemable Common Stock

The Company has adopted a share redemption program for stockholders who have held their shares for at least one year, subject to certain limitations. Under the share redemption program, the Company will initially redeem shares at the lower of $9.00 or 90% of the price paid to acquire the shares from the Company, unless the shares are being redeemed in connection with a stockholder’s death or “qualifying disability” (as defined under the program). Until three years after the completion of the Company’s offering stage, the redemption price would be the amount paid to acquire the shares from the Company for redemptions sought upon a stockholder’s death or “qualifying disability.” Three years after the completion of the Company’s offering stage, the redemption price per share for all stockholders would be equal to the net asset value per share of the common stock, as estimated by the Advisor or another firm chosen for that purpose. The Company will consider its offering stage complete when it is no longer publicly offering equity securities and has not done so for one year.

There are several limitations on the Company’s ability to redeem shares under the program:

•	Unless the shares are being redeemed in connection with a stockholder’s death or “qualifying disability,” the Company may not redeem shares until they have been outstanding for one year.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Redeemable Common Stock (Continued)

•

The share redemption program limits the number of shares the Company may redeem to those that the Company could purchase with the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year.

•	During any calendar year, the Company may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•

The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

As the use of the proceeds of the dividend reinvestment plan for redemptions is outside the Company’s control, they are considered to be temporary equity under Accounting Series Release No. 268, Presentation in Financial Statements of Redeemable Preferred Stock.

The Company has adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”), which requires, among other things, that financial instruments that represent a mandatory obligation of the Company to repurchase shares be classified as liabilities and reported at settlement value. The Company’s redeemable common shares are contingently redeemable at the option of the holder. As such, SFAS 150 is not applicable until such shares are tendered for redemption by the holder, at which time the Company will reclassify such obligations from mezzanine equity to a liability based upon their respective settlement values. As of December 31, 2006, no shares had been tendered for redemption.

Organization, Offering and Related Costs

Organization and offering costs (other than selling commissions and the dealer manager fee) of the Company are initially paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. These other organization and offering costs include all expenses to be paid by the Company in connection with the Offering, including but not limited to (i) legal, accounting, printing, mailing and filing fees; (ii) charges of the escrow holder; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; (iv) reimbursement to the Advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials; (v) the cost of educational conferences held by the Company (including the travel, meal and lodging costs of registered representatives of broker-dealers); and (vi) reimbursement to the Dealer Manager for travel, meals, lodging and attendance fees incurred by employees of the Dealer Manager to attend retail seminars conducted by broker-dealers. Pursuant to the Advisory Agreement and the Dealer Manager Agreement, the Company is obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for organization and offering costs associated with the Offering, provided that the Advisor is obligated to reimburse the Company to the extent selling commissions, the dealer manager fee and other organization and offering costs exceed 15% of gross offering proceeds. These costs are only a liability of the Company to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds of the Offering. The Company had no obligation to reimburse the Advisor, the Dealer Manager or their affiliates for any organization and offering costs unless the Company sold the Minimum Number of Shares in the Offering. The Company broke escrow in the Offering on July 5, 2006. Through December 31, 2006, including

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Organization, Offering and Related Costs (Continued)

shares sold through the Company’s dividend reinvestment plan, the Company had sold 11,289,222 shares for gross offering proceeds of $112,430,440 and recorded organization and offering costs of $4,506,954 and selling commissions and dealer manager fees of $10,241,203. Organization costs are expensed as incurred, and offering costs, which include selling commissions and dealer manager fees, are charged to stockholders’ equity as such amounts are reimbursed from the gross proceeds of the Offering.

Revenue Recognition

The Company recognizes minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease and amounts expected to be received in later years are recorded as deferred rents. The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs in the period the related expenses are incurred.

The Company recognizes gains on sales of real estate pursuant to the provisions of SFAS No. 66 Accounting for Sales of Real Estate (“SFAS 66”). The specific timing of a sale is measured against various criteria in SFAS 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the criteria for profit recognition under the full-accrual method are not met, the Company defers gain recognition and accounts for the continued operations of the property by applying the deposit, installment or cost recovery methods, as appropriate, until the appropriate criteria are met.

Interest income from loan receivable is recognized based on the contractual terms of the debt instrument. Fees related to the buydown of the interest rate are deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income using the effective interest method. Closing costs related to the purchase of the loan receivable are amortized over the term of the loan and accreted as an adjustment against interest income using the effective interest method.

General and Administrative Expenses

General and administrative expenses, including asset management fees to affiliate of $369,328, totaled $1,587,939 for the year ended December 31, 2006 and consisted primarily of insurance premiums, independent director fees and professional fees. To the extent included in the definition of total operating expenses (as set forth in Note 10), general and administrative expenses are an operating expense of the Company that is subject to the operating expense reimbursement obligation of the Advisor discussed in Note 10. Pursuant to the operating expense reimbursement obligation, the Advisor will reimburse the Company at the end of any fiscal quarter for total operating expenses that in the four consecutive fiscal quarters then ended exceed the greater of 2% of its average invested assets or 25% of its net income for the year, unless the conflicts committee of the Company’s board of directors determines that such excess expenses are justified based on unusual and non-recurring factors. The Company’s conflicts committee approved total operating expenses in excess of the operating expense reimbursement obligation in the third and fourth quarters of 2006. See Note 10, “Related Party Transactions—Fees to Affiliates.”

Independent Director Compensation

The Company pays each of its independent directors an annual retainer of $25,000. In addition, the independent

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Independent Director Compensation (Continued)

directors are paid for attending meetings as follows: (i) $2,500 for each board meeting attended, (ii) $2,000 for each committee meeting attended (except that the committee chairman is paid $3,000 for each meeting attended), (iii) $1,000 for each teleconference board meeting attended, and (iv) $1,000 for each teleconference committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference committee meeting attended). All directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. For the year ended December 31, 2006, the Company incurred $287,856 of independent director fees, of which $61,250 was payable at December 31, 2006. The Company accrued for these fees and recorded them as general and administrative expense in the accompanying financial statements of the Company. Director compensation is an operating expense of the Company that is subject to the operating expense reimbursement obligation of the Advisor discussed in Note 10. Pursuant to the operating expense reimbursement obligation, the Advisor will reimburse the Company at the end of any fiscal quarter for total operating expenses (as defined in Note 10) that in the four consecutive fiscal quarters then ended exceed the greater of 2% of its average invested assets or 25% of its net income for the year, unless the conflicts committee of the Company’s board of directors determines that such excess expenses are justified based on unusual and non-recurring factors. The Company’s conflicts committee approved total operating expenses in excess of the operating expense reimbursement obligation in the third and fourth quarters of 2006. See Note 10, “Related Party Transactions—Fees to Affiliates.”

Income Taxes

The Company intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and intends to operate as such beginning with its taxable year ended December 31, 2006. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax on income that it distributes to stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT. The Company did not elect REIT status for its 2005 taxable year.

The Company has elected to treat KBS REIT Holdings as a taxable REIT subsidiary, and KBS REIT Holdings will be subject to federal income tax at regular corporate income tax rates. KBS REIT Holdings is the sole limited partner of the Operating Partnership and owns a 1% ownership interest in the Operating Partnership. As a result, KBS REIT Holdings will be taxed on income allocable to it from the Operating Partnership in respect of its limited partnership interest. In accordance with SFAS No. 109, Accounting for Income Taxes, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted rates expected to be in effect when the temporary differences reverse. As the Operating Partnership had a net taxable loss for the year ended December 31, 2006, KBS REIT Holdings had no tax liability as of December 31, 2006.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Per Share Data

Loss per basic share of common stock is calculated by dividing net loss by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted loss per share of common stock equals basic loss per share of common stock as there were no potentially dilutive shares of common stock for the year ended December 31, 2006.

Distributions declared per common share assumes the share was issued and outstanding each day during the period from July 18, 2006 through December 31, 2006 and is based on a daily distribution for the period of $0.0019178 per share per day. Each day during the period from July 18, 2006 through December 31, 2006 was a record date for distributions; 100% of the distributions declared during 2006 represented a return of capital for tax purposes.

Employee and Independent Director Incentive Stock Plan

The Company has adopted an Employee and Independent Director Incentive Stock Plan to provide for the grant of awards to its employees (in the event it ever has employees), employees of the Advisor, employees of entities that provide services to the Company, the Company’s independent directors, managers or directors of the Advisor or of entities that provide services to the Company, certain of the Company’s consultants and certain consultants to the Advisor or to entities that provide services to the Company. Such awards may consist of nonqualified stock options, incentive stock options, restricted and unrestricted shares of stock, stock appreciation rights, phantom stock awards, dividend equivalent rights and other stock-based awards. The total number of shares of common stock reserved for issuance under the Employee and Independent Director Incentive Stock Plan is equal to 5% of the Company’s outstanding shares at any time but not to exceed 10,000,000 shares. SFAS No. 123 (Revised 2004), Share-Based Payment applies to all transactions involving the issuance of equity securities, including among others, common stock and stock options, in exchange for goods and services. At December 31, 2006, no awards had been granted under the plan. The Company has no timetable for the grant of any awards under the Employee and Independent Director Incentive Stock Plan, and the Company’s board of directors has adopted a policy that prohibits grants of any awards of shares of common stock to any person under the Employee and Independent Director Stock Plan.

Industry Segments

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that public entities report information about operating segments in their annual financial statements. The Company acquires commercial properties and invests in real estate-related assets, and, as a result, the Company operates in two business segments. For financial data by segment, see Note 12.

Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). This interpretation, among other things, creates a two step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Standards (Continued)

of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. The Company does not believe the adoption of FIN 48 will have a material impact on the Company’s results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value and establishes a framework for measuring fair value under generally accepted accounting principles. The key changes to current practice are (1) the definition of fair value, which focuses on an exit price rather than an entry price; (2) the methods used to measure fair value, such as emphasis that fair value is a market-based measurement, not an entity-specific measurement, as well as the inclusion of an adjustment for risk, restrictions and credit standing and (3) the expanded disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is required to adopt SFAS 157 in the first quarter of 2008. The Company is currently evaluating the impact that SFAS 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact that SFAS 159 will have on its financial statements.

3. REAL ESTATE

As of December 31, 2006, the Company, through its wholly owned subsidiaries, had acquired five properties, all of which were acquired during the year ended December 31, 2006, as follows:

Asset Name	City	State	Total Cost	Accumulated Depreciation and Amortization	Real Estate, net	Related Debt
Sabal Pavilion Building	Tampa	FL	$25,724,969	$(702,359)	$25,022,610	$14,700,000
Plaza in Clayton	St. Louis	MO	94,070,347	(1,502,484)	92,567,863	84,500,000
Southpark Commerce Center II Buildings	Austin	TX	30,003,845	(233,501)	29,770,344	23,200,000
825 University Avenue Building	Norwood	MA	31,249,386	(54,432)	31,194,954	24,600,000
Midland Industrial Buildings	McDonough	GA	35,617,627	(44,904)	35,572,723	32,750,000

			$216,666,174	$(2,537,680)	$214,128,494	$179,750,000

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

3. REAL ESTATE (CONTINUED)

Sabal Pavilion Building

On July 7, 2006, the Company, through an indirect wholly owned subsidiary, purchased a four-story office building containing 120,500 rentable square feet (the “Sabal Pavilion Building”) from an unaffiliated seller. The Sabal Pavilion Building is located on an 11.9-acre parcel of land at 3620 Queen Palm Drive in Tampa, Florida. The purchase price of the Sabal Pavilion Building was $24,250,000 plus closing costs.

Plaza in Clayton

On September 27, 2006, the Company, through an indirect wholly owned subsidiary, purchased a 16-story office building containing 325,172 rentable square feet (the “Plaza in Clayton”) from an unaffiliated seller. The Plaza in Clayton is located on a 2.31-acre parcel of land at 190 Carondelet Plaza in St. Louis, Missouri (which parcel includes a condominium tower that is not the subject of the purchase and sale agreement). The purchase price of the Plaza in Clayton was $93,281,000 plus closing costs.

Southpark Commerce Center II Buildings

On November 21, 2006, the Company, through an indirect wholly owned subsidiary, purchased four light industrial/flex buildings containing 372,125 rentable square feet (the “Southpark Commerce Center II Buildings”) from an unaffiliated seller. The Southpark Commerce Center II Buildings are located on a 26-acre parcel of land at 4509 Freidrich Lane in Austin, Texas. The purchase price of the Southpark Commerce Center II Buildings was $28,400,000 plus closing costs.

825 University Avenue Building

On December 5, 2006, the Company, through an indirect wholly owned subsidiary, purchased a two-story corporate research building containing 166,574 rentable square feet (the “825 University Avenue Building”) from an unaffiliated seller. The 825 University Avenue Building is located on a 19-acre parcel of land at 825 University Avenue Building in Norwood, Massachusetts. The purchase price of the 825 University Avenue Building was $28,800,000 plus closing costs.

Midland Industrial Buildings

On December 22, 2006, the Company, through an indirect wholly owned subsidiary, purchased three bulk distribution buildings containing 785,790 rentable square feet (the “Midland Industrial Buildings”) from an unaffiliated seller. The Midland Industrial Buildings are located on three parcels of land at 90 King Mill Road (approximately 15 acres), 197 King Mill Road (approximately 16 acres) and 220 Midland Court (approximately 7 acres) in McDonough, Georgia. The purchase price of the Midland Industrial Buildings was $37,100,000 plus closing costs.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

3. REAL ESTATE (CONTINUED)

Operating Leases

Substantially all of the Company’s real estate assets are leased to tenants under operating leases for which the terms and expirations vary. The leases have remaining terms of up to 10 years, provisions to extend the lease agreement, options for early termination after paying a specified penalty, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that the receivables exceed this amount. Security deposits related to tenant leases are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

The following table summarizes the leased percentage of the Company’s investment in real estate assets as of December 31, 2006:

Asset Name	% Leased
Sabal Pavilion Building	100%
Plaza in Clayton	97%
Southpark Commerce Center II Buildings	98%
825 University Avenue Building	100%
Midland Industrial Buildings	100%

The future minimum rental income from the Company’s investment in real estate assets under non-cancelable operating leases for the years ending December 31 are as follows:

2007	$18,173,249
2008	18,042,481
2009	17,660,173
2010	14,734,239
2011	13,400,090
Thereafter	18,396,424

Total	$100,406,656

Of the total rental income for the year ended December 31, 2006, approximately:

1.	Twenty-three percent was earned from two tenants in the legal services industry, whose leases expire in 2008 and 2012.

2.	Fifteen percent was earned from one tenant in the professional services industry, whose lease expires in 2011.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

3. REAL ESTATE (CONTINUED)

Operating Leases (Continued)

3.	Fourteen percent was earned from one tenant in the automotive industry, whose lease expires in 2010.

4.	Fourteen percent was earned from one tenant in the logistics industry, whose leases expire in 2013, 2014 and 2015.

4. TENANT ORIGINATION AND ABSORPTION COSTS, ABOVE-MARKET LEASE ASSETS, AND BELOW-MARKET LEASE LIABILITIES

As of December 31, 2006, the Company’s tenant organization and absorption costs, above-market lease assets, and below-market lease liabilities are as follows:

	Tenant Origination and Absorption Costs	Above- Market Lease Assets	Below- Market Lease Liability
Cost	$18,745,064	$3,206,799	$5,252,856
Accumulated Amortization	(1,096,554)	(66,100)	(258,438)

Net Amount	$17,648,510	$3,140,699	$4,994,418

2006 Amortization	$1,096,554	$66,100	$258,438

The remaining unamortized balance for these intangible assets and liabilities will be amortized as follows:

	Tenant Origination and Absorption Costs	Above- Market Lease Assets	Below- Market Lease Liability
For the year ending December 31:
2007	$4,004,624	$549,505	$1,178,249
2008	3,529,476	455,113	1,036,101
2009	3,157,445	447,225	867,010
2010	2,293,498	435,676	564,353
2011	1,924,561	421,331	435,017
Thereafter	2,738,906	831,849	913,688

	$17,648,510	$3,140,699	$4,994,418

Weighted-Average Amortization Period	5.73 years	7.07 years	5.79 years

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

5. REAL ESTATE LOAN RECEIVABLE

Tribeca Mezzanine Loan

On July 18, 2006, the Company purchased a junior mezzanine loan (the “Tribeca Mezzanine Loan”) from an unaffiliated seller. The purchase price of the Tribeca Mezzanine Loan was $12,949,510 plus closing costs, which was the amount funded to the borrower under the loan as of the date of acquisition.

The Tribeca Mezzanine Loan bears interest at a variable rate equal to one-month LIBOR plus 850 basis points, provided that at no time shall the interest rate exceed 13.25%. At December 31, 2006, the one-month LIBOR rate was 5.3279%. The Tribeca Mezzanine Loan has an initial maturity date of March 1, 2008 with a one-year extension option subject to certain conditions. Prior to maturity, the borrower under the Tribeca Mezzanine Loan is required to make monthly interest-only payments to the Company, with the outstanding principal balance being due at maturity. Prior to satisfaction of the loan, the borrower must pay the Company an amount that brings the annualized internal rate of return on the Tribeca Mezzanine Loan to 25%. The Tribeca Mezzanine Loan is expected to be used to fund future costs related to the conversion of an eight-story loft building into a 10-story condominium building located in New York, New York (the “Tribeca Building”). The Tribeca Mezzanine Loan is subordinate to a $100,000,000 mortgage loan on the conversion building and a $25,000,000 first mezzanine loan, of which approximately $101,000,000 of the senior notes was outstanding as of December 31, 2006. After the closing, the Company remained obligated to fund an additional $2,946,490 under the loan for future costs related to the conversion of the Tribeca Building. As of December 31, 2006, the Company had funded $848,204 of these costs and the total balance outstanding under the Tribeca Mezzanine Loan was $13,797,714.

During the year ended December 31, 2006, the Company earned $823,204 in interest income from the Tribeca Mezzanine Loan of which $158,453 was receivable at December 31, 2006. The Company also amortized, as an offset against interest income, $46,651 of closing costs related to the purchase of the Tribeca Mezzanine Loan.

6. RENTS AND OTHER RECEIVABLES

As of December 31, 2006, rents and other receivables were as follows:

Tenant receivables, net of allowance for doubtful accounts of $13,908	$325,509
Interest receivable on real estate loan receivable	158,453
Interest receivable on cash and cash equivalents	166,345
Deferred rent	101,276

Total	$751,583

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

7. PREPAID AND OTHER ASSETS

As of December 31, 2006, prepaid and other assets were as follows:

Escrow deposits	$1,162,000
Deferred financing costs, net of accumulated amortization of $178,435	939,116
Prepaid expenses	120,219
Other assets	421,196

Total	$2,642,531

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As of December 31, 2006, accounts payable and accrued liabilities were as follows:

Accounts payable and other accrued liabilities	$1,178,158
Accrued interest expense	660,571
Distributions payable	581,634

Total	$2,420,363

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

9. NOTES PAYABLE

Notes payable, all of which are interest-only loans, consist of the following as of December 31, 2006:

	December 31, 2006	Effective Interest Rate for Period	Fixed/ Variable Interest Rate	Maturity
Sabal Pavilion Building – Mortgage Loan	$14,700,000	6.3800%	Fixed	August 1, 2036
Plaza in Clayton – Mortgage Loan	62,200,000	5.8990%	Fixed	October 6, 2016
Plaza in Clayton – Mezzanine Loan(1)	22,300,000	6.8310%	Variable	October 6, 2016
Southpark Commerce Center II Buildings – Mortgage Loan	18,000,000	5.6725%	Fixed	December 6, 2016
Southpark Commerce Center II Buildings – Mezzanine Loan(2)	5,200,000	6.8330%	Variable	December 6, 2007
825 University Avenue Building – Mortgage Loan	19,000,000	5.5910%	Fixed	December 6, 2013
825 University Avenue Building – Mezzanine Loan(2)	5,600,000	6.8280%	Variable	December 6, 2007
Midland Industrial Buildings – Mortgage Loan	24,050,000	5.7550%	Fixed	January 6, 2011
Midland Industrial Buildings – Mezzanine Loan(3)	8,700,000	6.8280%	Variable	January 6, 2008

	$179,750,000

(1)	On January 22, 2007, the Company paid off the principal and interest outstanding under the note.
(2)	On February 6, 2007, the Company paid off the principal and interest outstanding under these notes.
(3)	On February 5, 2007, the Company made a $7,000,000 principal paydown on the note.

In addition, during the year ended December 31, 2006 the Company incurred and repaid the following notes payable:

Debt Obligation	Outstanding Balance at Payoff	Effective Interest Rate for Period Outstanding	Fixed / Variable Interest Rate	Date Originated	Date Principal Repaid
Sabal Pavilion Building – Mezzanine Loan	$4,898,000	7.5980%	Variable	July 7, 2006	October 5, 2006
Tribeca Mezzanine Debt – Repurchase Agreement	7,588,743	7.3364%	Variable	July 18, 2006	December 27, 2006
Note payable to affiliate	8,447,137	6.0000%	Fixed	July 6, 2006	October 27, 2006

	$20,933,880

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

9. NOTES PAYABLE (CONTINUED)

During the year ended December 31, 2006, the Company incurred $2,826,065 of interest expense of which $660,571 was payable at December 31, 2006. The Company also incurred $178,435 of amortization of deferred financing costs, which is included in interest expense for the year ended December 31, 2006.

The following is a schedule of maturities for all notes payable for the years ending December 31:

2007	$10,800,000
2008	8,700,000
2009	–
2010	–
2011	24,050,000
Thereafter	136,200,000

$179,750,000

10. RELATED PARTY TRANSACTIONS

Fees to Affiliates

The Company entered into an Advisory Agreement with the Advisor that is in effect through November 8, 2007. On January 27, 2006, upon the launch of the Offering, the Company executed a Dealer Manager Agreement with the Dealer Manager. These agreements entitle the Advisor and the Dealer Manager to specified fees upon the provision of certain services with regard to the Offering and the investment of funds in real estate assets, among other services, as well as reimbursement of organization and offering costs incurred by the Advisor, the Dealer Manager and their affiliates on behalf of the Company (as discussed in Note 2) and certain costs incurred by the Advisor in providing services to the Company.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

10. RELATED PARTY TRANSACTIONS (CONTINUED)

Fees to Affiliates (Continued)

Pursuant to the terms of the agreements described above, the Company has incurred the following related-party costs for the year ended December 31, 2006:

Year Ended December 31, 2006
Selling commissions (1)	$6,319,045
Dealer-manager fees (1)	3,922,158
Reimbursements of organization and offering costs (1) (2)	3,773,212
Acquisition fees (3)	1,695,967
Asset-management fees	369,328
Reimbursement of operating expenses	211,688

$16,291,398

(1) Commissions, dealer-manager fees and reimbursements of organization and offering costs are charged against stockholders’ equity in the accompanying consolidated financial statements.

(2) Reimbursements of organization and offering costs represent the portion of the Company’s organization and offering costs incurred by the Advisor and its affiliates on behalf of the Company and subsequently reimbursed by the Company. The Company has recorded organization and offering costs of $4,506,954 through December 31, 2006, including organization and offering costs incurred directly by the Company and those costs incurred by the Advisor and its affiliates and subsequently reimbursed by the Company.

(3) Acquisition fees for the Sabal Pavilion Building, the Plaza in Clayton, the Southpark Commerce Center II Buildings, the 825 University Avenue Building and the Midland Industrial Buildings purchases are capitalized as part of building costs in the accompanying consolidated financial statements. The acquisition fee for the Tribeca Mezzanine Loan is capitalized as other assets in the accompanying consolidated financial statements and amortized over the life of the loan.

The Company had granted no stock-based compensation awards and it had not incurred any disposition fees, subordinated participation in net cash flows, or subordinated incentive listing fees during the year ended December 31, 2006.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

10. RELATED PARTY TRANSACTIONS (CONTINUED)

Fees to Affiliates (Continued)

Form of Compensation	Amount

Selling Commission

The Company pays the Dealer Manager up to 6% of the gross offering proceeds (3% for sales of shares under the dividend reinvestment plan) before reallowance of commissions earned by participating broker-dealers. The Dealer Manager reallows 100% of commissions earned to participating broker-dealers.

Assuming all shares are sold at the highest possible selling commissions (with no discounts to any categories of purchasers) and a $9.50 price for each share sold through the dividend reinvestment plan, estimated selling commissions are approximately $142,800,000 if the Company sells the maximum of 280,000,000 shares.

Dealer Manager Fee

The Company pays the Dealer Manager 3.5% of gross offering proceeds. No dealer manager fee is payable on shares sold under the dividend reinvestment plan. The Dealer Manager may reallow to any participating broker-dealer up to 1% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee, provided that the Dealer Manager may increase the amount of the reallowance in special cases.

The estimated dealer manager fee is approximately $70,000,000 if the Company sells the maximum of 280,000,000 shares.

Reimbursement of Organization and Offering Expenses

The Company reimburses the Advisor or its affiliates for organization and offering expenses (as discussed in Note 2) incurred by the Advisor or its affiliates on behalf of the Company to the extent that reimbursement would not cause selling commissions, the dealer manager fee and the other organization and offering expenses borne by the Company to exceed 15% of gross offering proceeds as of the date of reimbursement.

The Company estimates organization and offering costs of approximately $22,400,000 if the Company sells the maximum of 280,000,000 shares.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

10. RELATED PARTY TRANSACTIONS (CONTINUED)

Fees to Affiliates (Continued)

Form of Compensation	Amount

Acquisition Fee	The Company pays the Advisor 0.75% of the cost of investments acquired, including acquisition expenses and any debt attributable to such investments.

Asset Management Fee*	The Company pays the Advisor a monthly asset management fee equal to one-twelfth of 0.75% of the sum of the cost of all real estate investments the Company owns and of the Company’s investments in joint ventures, including acquisition fees, acquisition expenses and any debt attributable to such investments. The Advisor deferred its asset management fee, without interest, from July 2006 through March 2007, but may choose to take the deferred asset management fee in such future period as the Advisor may determine.

Reimbursement of Operating Expenses*	The Company reimburses the expenses incurred by the Advisor or its affiliates in connection with their provision of services to the Company, including the Company’s allocable share of the Advisor’s overhead, such as rent, personnel costs, utilities and IT costs. However, the Company does not reimburse the Advisor or its affiliates for personnel costs in connection with services for which the Advisor or its affiliates receive acquisition fees or disposition fees.

Stock-based Compensation Awards*	The Company may issue stock-based awards, other than stock grants, to affiliates of the Advisor, as the Company’s board of directors has adopted a policy that prohibits grants of any awards of shares of common stock to any person under the Employee and Independent Director Stock Plan.

Disposition Fee	For substantial assistance in connection with the sale of properties or other investments, the Company will pay the Advisor or its affiliate a disposition fee of 1% of the contract sales price of the properties or other investments sold. However, in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price of the properties or other investments sold.

Subordinated Participation in Net Cash Flows*	After investors receive a return of their net capital contributions and an 8.0% per year cumulative, noncompounded return, the Advisor is entitled to receive 15.0% of the net cash flows produced by the Company, whether from continuing operations, net sale proceeds or otherwise.

Subordinated Incentive Listing Fee	Upon listing the Company’s common stock on a national securities exchange, the Advisor or its affiliates will receive 15% of the amount by which (1) the market value of the Company’s outstanding stock plus distributions paid by the Company prior to listing exceeds (2) the sum of invested capital and the amount of cash flow necessary to generate an 8.0% per year cumulative, noncompounded return to stockholders.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

10. RELATED PARTY TRANSACTIONS (CONTINUED)

Fees to Affiliates (Continued)

*The Advisor will reimburse the Company at the end of any fiscal quarter for total operating expenses that in the four consecutive fiscal quarters then ended exceed the greater of 2% of its average invested assets or 25% of its net income for such year, unless the conflicts committee of the Company’s board of directors has determined that such excess expenses were justified based on unusual and non-recurring factors. The Company broke escrow in its Offering and commenced real estate operations in July 2006. At this early stage, the Company’s general and administrative expenses are relatively high compared with its funds from operations and its net assets. The Company’s conflicts committee determined that the relationship of the Company’s general and administrative expenses to its funds from operations and its net assets was justified for the year ended December 31, 2006 given the costs of operating a public company and the early stage of the Company’s operations.

“Average invested assets” means the average monthly book value of the Company’s assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the Company’s operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of the Company’s assets; and (f) acquisition fees, acquisition expenses (including expenses relating to potential acquisitions that the Company does not close), real estate commissions on the resale of property and other expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property). To the extent the Advisor receives the fee described above at “Subordinated Participation in Net Cash Flows” and such fee is derived from cash flows other than net sales proceeds, that fee may be limited by the restriction on “total operating expenses.” In addition, stock-based awards treated as an expense under GAAP will count toward the restriction on “total operating expenses.”

Due to Affiliates

Advances from Advisor

In order that the Company’s investors could begin earning cash distributions, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending May 31, 2007 exceeds the amount of the Company’s Funds From Operations (as defined by the National Association of Real Estate Investment Trusts) from January 1, 2006 through May 31, 2007. The Advisor agreed that the Company will only be obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor. At December 31, 2006, the Advisor had advanced $900,000 to the Company, all of which is outstanding, for the payment of distributions and to cover its expenses, excluding depreciation and amortization, in excess of its revenues, which is included in due to affiliates on the accompanying balance sheet at December 31, 2006.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

10. RELATED PARTY TRANSACTIONS (CONTINUED)

Due to Affiliates (Continued)

Advances from Advisor (Continued)

Subsequent to December 31, 2006, the Advisor advanced an additional $700,000 to partially fund the outstanding accounts payable and accrued liabilities of the Company as of December 31, 2006 and to prepay insurance premiums related to the year ended December 31, 2007.

Other

In addition, the remaining $503,876 in due to affiliates relates to $369,328 of deferred asset management fees and $136,347 of offering costs paid by an affiliate on behalf of the Company, offset by a $1,799 refund of sales commission by an affiliate.

Note Payable to Affiliate

KBS Holdings LLC, an affiliate of the Advisor, advanced $8,447,137 to the Company during the year ending December 31, 2006 to partially fund the acquisitions of the Sabal Pavilion Building and the Tribeca Mezzanine Loan. As of December 31, 2006, the Company had repaid all amounts under the note in full.

11. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 2006 and 2005 as if all the Company’s acquisitions that were completed during the year ending December 31, 2006 were completed as of January 1, 2005. This unaudited pro forma information does not purport to represent what the actual results of operations of the Company would have been had these acquisitions occurred as of January 1, 2005, nor do they purport to predict the results of operations for future periods.

	December 31,
	2006	2005
Revenues	$24,349,377	$22,963,510

Depreciation and amortization	$(9,558,541)	$(10,337,739)

Net loss	$(4,039,445)	$(6,102,102)

Loss per common share, basic and diluted	$(0.71)	$(1.08)

Weighted-average number of common shares outstanding	5,675,482	5,675,482

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

12. SEGMENT INFORMATION

The Company presently operates in two business segments in the real estate markets: real property investments and investments in real estate-related assets. At December 31, 2006, the Company indirectly wholly owned all of its investments in real property, which consisted of two office buildings, one light industrial property, one distribution facility and a corporate research building. At December 31, 2006, the Company also indirectly wholly owned a junior mezzanine real estate loan. The loan is being used to fund costs related to the conversion of an eight-story loft building into a 10-story condominium. The Company does not allocate corporate-level accounts to its operating segments. Corporate-level accounts include corporate general and administrative expenses, non-operating interest income and interest expense.

For the year ended December 31, 2006, financial information related to the Company’s reportable segments was as follows:

	Real Property Investments Segment	Real Estate- Related Assets Segment	Corporate- Level Accounts		Consolidated
Total revenues	$5,141,203	$776,553	—		$5,917,756

Net income/(loss)	$(1,575,440)	$400,317	$(1,395,792)		$(2,570,915)

Total assets	$220,106,866	$14,330,123	$48,778,075	(1)	$283,215,064

(1) Total assets in corporate-level accounts consist primarily of cash from offering proceeds being held at December 31, 2006 for future real estate investments totaling approximately $47 million.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

13.	QUARTERLY RESULTS (UNAUDITED)

Presented below is a summary of the unaudited quarterly financial information for the year ended December 31, 2006.

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenues	$—	$—	$1,225,293	$4,692,463
Net loss	$(104,168)	$(359,647)	$(528,517)	$(1,578,583)
Loss per common share, basic and diluted (1)	$(5.21)	$(3.60)	$(0.46)	$(0.25)
Distributions declared per common share (2)	$—	$—	$0.14	$0.18

(1) The total of the four quarterly amounts for the year ended December 31, 2006 does not equal the total for the year then ended. This difference results from the increase in the weighted-average number of shares outstanding over the year.

(2) Distributions declared per common share assumes the share was issued and outstanding each day during the period from July 18, 2006 through September 30, 2006 with respect to the third quarter of 2006 and each day during the period from October 1, 2006 through December 31, 2006 with respect to the fourth quarter of 2006. Each day during the period from July 18, 2006 through December 31, 2006 was a record date for distributions.

14.	COMMITMENTS AND CONTINGENCIES

Economic Dependency

The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issue; the identification, evaluation, negotiation, purchase and disposition of properties and other investments; management of the daily operations of the Company’s real estate portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.

Concentration of Credit Risk

The real estate loan receivable acquired by the Company, the Tribeca Mezzanine Loan, is in the form of a subordinated mezzanine loan secured by a pledge of the ownership interests of an entity that indirectly owns the real property. This type of investment involves a higher degree of risk relative to a long-term senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, the Company may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the loan.

Advances under the Tribeca Mezzanine Loan are used to fund costs associated with the conversion of an eight-story loft building into a 10-story condominium building in New York, New York, which condominium units will be sold upon completion of the conversion. Proceeds from the sale of condominium units will be used to repay all borrowings related to the conversion project. The Tribeca Mezzanine Loan is subordinate to a $100,000,000

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Concentration of Credit Risk (Continued)

mortgage loan on the conversion building and a $25,000,000 first mezzanine loan, of which approximately $101,000,000 of the senior notes was outstanding as of December 31, 2006. The inability of the borrower under the Tribeca Mezzanine Loan to complete the conversion of the building and/or sell the condominium units could have a material adverse effect on the Company’s ability to realize the repayment of the loan and the accrued interest.

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws is not expected to have a material adverse effect on the Company’s financial condition and results of operations as of December 31, 2006.

Legal Matters

From time to time, the Company is party to legal proceedings that arise in the ordinary course of its business. The Company is not currently involved in any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on its results of operations or financial condition.

15. SUBSEQUENT EVENTS

Status of the Offering

As of March 23, 2007, the Company had accepted aggregate gross offering proceeds of approximately $215.5 million in its Offering.

Distributions Declared

On November 8, 2006, the Company’s board of directors declared a daily distribution for the period from January 1, 2007 through January 31, 2007, which distribution was paid in February 2007. On January 11, 2007, the Company’s board of directors declared a daily distribution for the period from February 1, 2007 through February 28, 2007, which distribution was paid in March 2007, and a daily distribution for the period from March 1, 2007 through March 31, 2007, which distribution the Company expects to pay in April 2007. On March 21, 2007, the Company’s board of directors a declared a daily distribution for the period from April 1, 2007 through April 30, 2007, which distribution the Company expects to pay in May 2007 and a daily distribution for the period from May 1, 2007 through May 31, 2007, which distribution the Company expects to pay in June 2007. Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan.

The distributions will be calculated based on stockholders of record each day during the period at a rate of $0.0019178 per share per day and will equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share. The Advisor has agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending May 31, 2007 exceeds the amount of the Company’s Funds From Operations (as defined by NAREIT) from January 1, 2006 through May 31, 2007, see Note 10 “Related Party Transactions – Due to Affiliates – Advances from Advisor.”

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

15. SUBSEQUENT EVENTS (CONTINUED)

Distributions Declared (Continued)

Subsequent to December 31, 2006, the Company paid distributions of $2,194,061 of which $581,634 related to distributions payable at December 31, 2006.

2007 Acquisitions

Sandmar Mezzanine Loan

On January 9, 2007, the Company, through an indirect wholly owned subsidiary, purchased an $8,000,000 mezzanine loan (the “Sandmar Mezzanine Loan”) from an unaffiliated seller. The purchase price of the Sandmar Mezzanine Loan was $8,000,000 plus closing costs. The acquisition was funded with proceeds from the Offering.

There are six borrowers under the Sandmar Mezzanine Loan. Neither the Company nor the Advisor are affiliated with any of the borrowers. The Sandmar Mezzanine Loan bears interest at a fixed rate of 12% and has an initial maturity date of January 1, 2017. The borrowers are expected to use approximately $5,200,000 of the Sandmar Mezzanine Loan to partially fund the acquisition of six grocery store-anchored, small neighborhood and single tenant retail centers, which together comprise 818,888 square feet (the “Sandmar Portfolio”), and are expected to use approximately $2,800,000 for future capital expenditures and leasing costs. The properties are located in three states, North Carolina (three properties), Florida (two properties), and Tennessee (one property).

On January 9, 2007, there was $49,600,000 of senior financing outstanding on the Sandmar Portfolio. The senior financing is secured by a mortgage on each of the six properties. The Sandmar Mezzanine Loan is secured by, among other things, a pledge by each borrower of its interests in the respective wholly owned subsidiary that each holds title to one of the six properties in the Sandmar Portfolio. The pledge agreements entered into by the six borrowers provide that in the event of default under the Sandmar Mezzanine Loan, the Company may exercise its rights and remedies against each of the mezzanine borrowers.

Pursuant to an intercreditor agreement, the Company’s right to payment under the Sandmar Mezzanine Loan is subordinate to the right to payment of the lender under the senior mortgage loan made to the limited liability companies that directly hold title to the properties. The intercreditor agreement provides that in the event of a default under the Sandmar Mezzanine Loan, the Company would be entitled to foreclose on the borrowers’ membership interests in the limited liability companies that hold title to the properties subject to the satisfaction of customary transfer provisions set forth in the intercreditor agreement.

Crescent Green Buildings

On January 31, 2007, the Company, through an indirect wholly owned subsidiary, purchased three office buildings comprising 248,832 rentable square feet (the “Crescent Green Buildings”) from an unaffiliated seller. The Crescent Green Buildings are located on an approximate 24-acre parcel of land at 1100 Crescent Green, 1200 Crescent Green and 1300 Crescent Green in Cary, North Carolina. The purchase price of the Crescent Green Buildings was $48,140,000 plus closing costs.

The Company funded the acquisition with a $32,400,000 fixed rate mortgage loan from a financial institution and proceeds from the Offering. The loan matures on February 1, 2012 and bears interest at a fixed rate of 5.18% per annum for the first two years and 5.68% thereafter. The loan is secured by the Crescent Green Buildings. The Company also funded the acquisition of the Crescent Green Buildings with an $8,400,000 mezzanine loan from a financial institution secured by a 100% equity interest in the wholly owned subsidiary that holds title to the property.

KBS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2006

15. SUBSEQUENT EVENTS (CONTINUED)

2007 Acquisitions (Continued)

Crescent Green Buildings (Continued)

This loan matures on January 31, 2008 and bears interest at a variable rate. The interest rate for the first full eight months is 30-day LIBOR plus 150 basis points and 30-day LIBOR plus 250 basis points thereafter.

625 Second Street Building

On January 31, 2007, the Company, through an indirect wholly owned subsidiary, purchased a four-story office building containing 134,847 rentable square feet (the “625 Second Street Building”) from an unaffiliated seller. The 625 Second Street Building is located on an approximate 0.8-acre parcel of land at 625 Second Street in San Francisco, California. The purchase price of the 625 Second Street Building was $51,000,000 plus closing costs.

The Company funded the acquisition with a $33,700,000 fixed rate mortgage loan from a financial institution and proceeds from the Offering. The loan matures on February 1, 2014 and bears interest at a fixed rate of 5.85% per annum. The loan is secured by the 625 Second Street Building.

Sabal VI Building

On March 5, 2007, the Company, through an indirect wholly owned subsidiary, acquired a two-story office building containing 96,346 rentable square feet (the “Sabal VI Building”) from an unaffiliated seller. The Sabal VI Building is located on an approximate 10-acre parcel of land in Tampa, Florida. The purchase price of the Sabal VI Building was $16,500,000 plus closing costs.

The Company funded the acquisition with an $11,040,000 fixed rate mortgage loan from a financial institution and proceeds from the Offering. The mortgage loan matures on October 1, 2011 and bears interest at a fixed rate of 5.14% per annum through April 2009 and 5.84% thereafter. The loan is secured by the Sabal VI Building.

Park Central Mezzanine Loan

On March 23, 2007, the Company purchased, through an indirect wholly owned subsidiary, a $15,000,000 interest in a $58,000,000 mezzanine loan (the “Park Central Mezzanine Loan”). The purchase price of the Company’s interest in the Park Central Mezzanine Loan was approximately $15,000,000 plus closing costs. The acquisition was funded with proceeds from its Offering. The Park Central Mezzanine Loan bears interest at a floating rate of one-month LIBOR plus 448 basis points and has an initial maturity date of November 9, 2008 with three one-year extension options. The borrower is expected to use the Park Central Mezzanine Loan to refinance existing debt on the Park Central Hotel. The Park Central Hotel is a 934 room, four-star, full-service hotel located in Midtown Manhattan in New York, New York.

There is $407,000,000 of senior financing on the Park Central Hotel. The senior financing is secured by a mortgage on the Park Central Hotel. The Park Central Mezzanine Loan is secured by, among other things, a pledge by the borrower of its interests in the limited liability company that holds title to the Park Central Hotel. The pledge agreement entered into by the borrower provides that in the event of default under the Park Central Mezzanine Loan, the holders of the mezzanine loan may exercise their rights and remedies against the borrower.

KBS REAL ESTATE INVESTMENT TRUST, INC.

SCHEDULE III

REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION

December 31, 2006

Description	Location	Ownership Percentage	Encumbrances	Initial Cost to Company			Costs Capitalized Subsequent to Acquisition	Gross Amount at which Carried at Close of Period			Accumulated Depreciation and Amortization	Original Date of Construction	Date Acquired
				Land	Buildings and Improvements	Total		Land	Buildings and Improvements	Total
Sabal Pavilion Building	Tampa, FL	100%	$14,700,000	$3,245,319	$22,445,863	$25,691,182	$33,787	$3,245,319	$22,479,650	$25,724,969	$702,359	1998	7/7/2006
The Plaza in Clayton	St. Louis, MO	100%	84,500,000	2,793,353	91,161,620	93,954,973	115,374	2,793,353	91,276,994	94,070,347	1,502,484	2001	9/27/2006
Southpark Commerce Center II Buildings	Austin, TX	100%	23,200,000	3,099,999	26,903,846	30,003,845	—	3,099,999	26,903,846	30,003,845	233,501	2000	11/21/2006
825 University Avenue Building	Norwood, MA	100%	24,600,000	4,165,000	27,084,386	31,249,386	—	4,165,000	27,084,386	31,249,386	54,432	2004-2006	12/5/2006
Midland Industrial Buildings	McDonough, GA	100%	32,750,000	5,040,000	30,577,627	35,617,627	—	5,040,000	30,577,627	35,617,627	44,904	2000	12/22/2006

			$179,750,000	$18,343,671	$198,173,342	$216,517,013	$149,161	$18,343,671	$198,322,503	$216,666,174	$2,537,680

The Company’s real estate assets are depreciated or amortized using the straight-lined method over the useful lives of the assets by class. Generally, buildings are depreciated over 25-40 years, building improvements are depreciated over 10-25 years, land improvements are depreciated over 20-25 years, and tenant improvements are amortized over the shorter of the lease term or expected useful life.

KBS REAL ESTATE INVESTMENT TRUST, INC.

SCHEDULE III

REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION

(CONTINUED)

December 31, 2006

	Real Estate Properties	Accumulated Depreciation and Amortization
Balance at December 31, 2005	$—	$—
Acquisitions	216,517,013	2,536,990
Improvements and construction	149,161	690
Sales	—	—

Balance at December 31, 2006	$216,666,174	$2,537,680